SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933
CONVERGENCE ETHANOL, INC.
(Exact name of registrant as specified in its charter)

Nevada	82-0288840
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

5701 Lindero Canyon Rd., #2-100 Westlake Village, California	91362
(Address of principal executive offices)	(Zip Code)

2007 Consultant Stock Plan
(Full title of the plan)

James A Latty, PhD, PE
Chief Executive Officer
5701 Lindero Canyon Rd., #2-100
Westlake Village, California 91362
(818) 735-4750

copies to:

Mark Y. Abdou, Esq. Yaphett K. Powell, Esq. Richardson & Patel, LLP 10900 Wilshire Boulevard, Suite 500 Los Angeles, California 90024 (310) 208-1182
(Name and address and telephone of agent for service)

CALCULATION OF REGISTRATION FEE
Title of Securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, $0.001 par value	4,000,000	$0.39	$1,560,000	$47.89

(1) Includes an indeterminate number of additional shares that may be issued to adjust the number of shares issued pursuant to the stock plan described herein as the result of any future stock split, stock dividend or similar adjustment of the registrant’s outstanding common stock.

(2) Estimated solely for the purposes of calculating the registration fee pursuant to Section 6(b) of the Securities Act of 1933, as amended, and computed pursuant to Rule 457(c) promulgated under the Securities Act of 1933, as amended, based upon the average of the high ($0.43) and low ($0.35) prices of the registrant’s common stock on June 25, 2007, on the OTC Bulletin Board.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.    Plan Information

Not applicable.

Item 2.    Registrant Information and Employee Plan Annual Information

Not applicable.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference

The following documents are hereby incorporated by reference into this Registration Statement:

(a)    The Annual Report on Form 10-KSB for the fiscal year ended September 30, 2006, filed by Convergence Ethanol, Inc. (the “Registrant") with the Securities and Exchange Commission (the “Commission”) on January 23, 2007, which contains audited consolidated financial statements for the most recent fiscal year for which such statements have been filed.

(b)    The Current Report on Form 8-K, filed by the Registrant with the Commission on February 5, 2007.

(c)    The Quarterly Report for the period ended December 31, 2006 filed by the Registrant with the Commission on Form 10-QSB, as amended, on March 1, 2007.

(d)    The Current Report on Form 8-K, filed by the Registrant with the Commission on March 19, 2007.

(e)    The Current Report on Form 8-K, filed by the Registrant with the Commission on April 3, 2007.

(f)    The Current Report on Form 8-K, filed by the Registrant with the Commission on April 24, 2007.

(g)    The Quarterly Report for the period ended March 31, 2007 filed by the Registrant with the Commission on Form 10-QSB on May 21, 2007.

(h)    The Current Report on Form 8-K, filed by the Registrant with the Commission on June 7, 2007.

(i)    The Current Report on Form 8-K, filed by the Registrant with the Commission on June 19, 2007.

(j)    The description of the Registrant’s common stock contained in the Registrant’s Registration Statement on Form 10, filed with the Commission pursuant to Section 12(g) of the Securities Exchange Act of 1934 (the “Exchange Act”) originally on May 12, 1970, including all amendments filed for the purpose of updating such common stock description.

(k)    In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

The class of securities to be offered is Common Stock.

Item 4.    Description of Securities

Not applicable. The class of securities to be offered is registered under Section 12 of the Exchange Act.

Item 5.    Interests of Named Experts and Counsel

Richardson & Patel, LLP, has given an opinion on the validity of the securities being registered hereunder. Erick Richardson, Nimish Patel and Mark Y. Abdou, principals in the law firm, are eligible to receive shares of the Registrant’s common stock pursuant to the Plan registered on this Form S-8 Registration Statement.

Item 6.    Indemnification of Directors and Officers

The Registrant’s articles of incorporation, its bylaws, and certain statutes provide for the indemnification of a present or former director or officer.

Articles of Incorporation and Bylaws

Pursuant to the Registrant’s articles of incorporation and bylaws, the Registrant shall indemnify its directors and officers to the fullest extent not prohibited by the Nevada law; provided, however, that the Registrant may modify the extent of such indemnification by individual contracts with its directors and officers; and, provided, further, that the Registrant shall not be required to indemnify any director or officer in connection with any proceeding (or part thereof) initiated by such person unless (i) such indemnification is expressly required to be made by law, (ii) the proceeding was authorized by the Registrant’s board of directors, (iii) such indemnification is provided by the Registrant, in its sole discretion, pursuant to the powers vested in the Registrant under Nevada law, or (iv) such indemnification is expressly required to be made under any section of the bylaws. The Registrant may also indemnify its employees and other agents as set forth under Nevada law.

The Registrant will advance to any person who was or is a party or is threatened to he made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer of the Registrant, or is or was serving at the request of the Registrant as a director or executive officer of another corporation, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request therefor, all expenses incurred by any director or officer in connection with such proceeding upon receipt of an undertaking by or on behalf of such person to repay said mounts if it should be determined ultimately that such person is not entitled to be indemnified under the Registrant’s bylaws or otherwise. To the fullest extent permitted by Nevada law, the Registrant, upon approval by the board of directors, may purchase insurance on behalf of any person required or permitted to be indemnified pursuant to the Registrant’s bylaws.

The Registrant has been advised that it is the position of the Securities and Exchange Commission that, insofar as the provisions in the Registrant's bylaws may be invoked for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”), the provisions are against public policy and is therefore unenforceable.

Nevada Law

Pursuant to the provisions of Nevada Revised Statutes 78.7502, a corporation may indemnify its directors, officers and employees as follows:

(a)
A corporation may indemnify any person who was or is a party or is threatened to be made a party to any action, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation, against expenses, actually and reasonably incurred by him in connection with the action, suit or proceeding if he: (a) is not liable for breach of his fiduciary duties as a director or officer pursuant to Nevada Revised Statutes 78.138; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

(b)
A corporation may indemnify any person who was or is a party or is threatened to be made a party to any action by or in the right of the corporation to procure a judgment in its favor, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation against expenses actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he: (a) is not liable for breach of his fiduciary duties pursuant to Nevada Revised Statutes 78.138; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

(c)
To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense.

Item 7.    Exemption from Registration Claimed

Not applicable.

Item 8.    Exhibits.

5.1        Opinion regarding legality
10.1  2007 Consultant Stock Plan
23.1  Consent of Kabani & Company, Inc.
23.2  Consent of Richardson & Patel, LLP (included in Exhibit 5)

Item 9.    Undertakings

The undersigned Registrant hereby undertakes:

(1)    To file, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to include any additional or changed material information on the plan of distribution;

(2)    For determining liability under the Securities Act, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering;

(3)    To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering; and

(4)    For determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities, in a primary offering of securities of the Registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, to be a seller to the purchaser and to be considered to offer or sell such securities to such purchaser: a) any preliminary prospectus or prospectus of the Registrant relating to the offering required to be filed pursuant to Rule 424 (§230.424); b) any free writing prospectus relating to the offering prepared by or on behalf of the Registrant or used or referred to by the Registrant; c) the portion of any other free writing prospectus relating to the offering containing material information about the Registrant or its securities provided by or on its behalf; and d) any other communication that is an offer in the offering made by the Registrant to the purchaser.

(5)    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel that matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Westlake Village, California, on June 26, 2007.

CONVERGENCE ETHANOL, INC.

By:	/s/ James A. Latty
James A. Latty, PhD, PE
Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

By:	/s/ James A. Latty
James A. Latty,
Chief Executive Officer and Director (Principal Executive Officer) June 26, 2007

By:	/s/ Richard W. York
Richard W. York,
Chief Financial Officer (Principal Accounting and Financial Officer) June 26, 2007

By:	/s/ Steven Newsom
Steven Newsom,
Director June 26, 2007

INDEX TO EXHIBITS

Exhibit Number	Description

5.1	Opinion regarding legality
10.1	2007 Consultant Stock Plan
23.1	Consent of Kabani & Company, Inc.
23.2	Consent of Richardson & Patel LLP (included in Exhibit 5.1)